SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G
Under the Securities Exchange Act of 1934
(Amendment No. 7)*

ALLEGIANT BANCORP, INC.
------------------------------------------------------------------------
(Name of Issuer)

Common Stock, $0.01 Par Value
------------------------------------------------------------------------
(Title of Class of Securities)

017476 10 2
--------------------------------------
(CUSIP Number)

December 31, 2003
------------------------------------------------------------------------
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

            [  ] Rule 13d-1 (b)

             [x] Rule 13d-1 (c)

             [  ] Rule 13d-1 (d)

            * The remainder of this cover pages shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosure provided in a prior cover page.

            The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 017476 10 2	Page 2 of 5
1.	========================================================================== NAMES OF REPORTING PERSONS/S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
Leon A. Felman ------------------------------------------------------------------------------------------------------------------------------
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [ ] ------------------------------------------------------------------------------------------------------------------------------
3.	SEC USE ONLY ------------------------------------------------------------------------------------------------------------------------------
4.	CITIZENSHIP OR PLACE OF ORGANIZATION
United States ------------------------------------------------------------------------------------------------------------------------------
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:
	5.	SOLE VOTING POWER
1,406,004.9883 -------------------------------------------------------------------------------------------------------------------
	6.	SHARED VOTING POWER
0 -------------------------------------------------------------------------------------------------------------------
	7.	SOLE DISPOSITIVE POWER
1,406,004.9883 -------------------------------------------------------------------------------------------------------------------
	8.	SHARED DISPOSITIVE POWER
0
9.	------------------------------------------------------------------------------------------------------------------------------ AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,406,004.9883 ------------------------------------------------------------------------------------------------------------------------------
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ] ------------------------------------------------------------------------------------------------------------------------------
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
8.0%** ------------------------------------------------------------------------------------------------------------------------------
12.	TYPE OF REPORTING PERSON
IN ==========================================================================

CUSIP No. 017476 10 2	Page 3 of 5
ITEM 1.	(a)	Name of Issuer:
Allegiant Bancorp, Inc.
	(b)	Address of Issuer's Principal Executive Offices:
10401 Clayton Road, Saint Louis, Missouri 63131
ITEM 2.	(a)	Name of Person Filing:
Leon A. Felman
	(b)	Address of Principal Business Offices or, if none, Residence:
25 Brentmoor Park, Clayton, Missouri 63105
	(c)	Citizenship:
United States
	(d)	Title of Class of Securities:
Common Stock, $0.01 Par Value
	(e)	CUSIP Number:
017476 10 2
ITEM 3.	IF THIS STATEMENT IS FILED PURSUANT TO SECTION 240.13d-1 (b), OR SECTIONS 240.13d-1 (b) or (c), CHECK WHETHER THE PERSON FILING IS A:
	(a)	[ ]	Broker or Dealer registered under Section 15 of the Act (15 U.S.C. 78o)
	(b)	[ ]	Bank as defined in Section 3 (a) (6) of the Act (15 U.S.C. 78c)
	(c)	[ ]	Insurance Company as defined in Section 3 (a) (19) of the Act (15 U.S.C. 78c)
	(d)	[ ]	Investment Company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80 a-8)
	(e)	[ ]	An investment advisor in accordance with 240.13d-1(b) (1) (ii) (E)
	(f)	[ ]	An employee benefit plan or endowment fund in accordance with Section 240.13d-1 (b) (1) (ii) (F)
	(g)	[ ]	A parent holding company or control person in accordance with Section 240.13d-1 (b) (ii) (G)
	(h)	[ ]	A savings association as defined in Section 3 (b) of the Federal Deposit Insurance Act (12 U.S.C. 1813)
	(i)	[ ]	A church plan that is excluded from the definition of an investment company under Section 3 (c) (14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3)
	(j)	[ ]	Group, in accordance with Section 240.13d-1 (b) (1) (ii) (J)
If this statement is filed pursuant to Section 240.13d-1 (C), check this box [ X ]

CUSIP No. 017476 10 2	Page 4 of 5
ITEM 4.	OWNERSHIP.
(a) Amount Beneficially Owned:
1,406,004.9883
(b) Percent of Class:
8.0%**
(c) Number of shares as to which the person has:
(i) Sole power to vote or to direct the vote
1,406,004.9883
(ii) Shared power to vote or to direct the vote
0
(iii) Sole power to dispose or to direct the disposition of
1,406,004.9883
(iv) Shared power to dispose or to direct the disposition of
0
ITEM 5.	OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.
N/A
ITEM 6.	OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.
N/A
ITEM 7.	IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.
N/A
ITEM 8.	IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
N/A
ITEM 9.	NOTICE OF DISSOLUTION OF A GROUP.
N/A
ITEM 10.	CERTIFICATION

            By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and were not held for the purpose of or with the effect of changing or influencing the control of the Issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 017476 10 2	Page 5 of 5

SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth on this statement is true, complete and correct.
February 11, 2004 ------------------------------------------------------ Date

/s/ Leon A. Felman ------------------------------------------------------ Signature

Leon A. Felman ------------------------------------------------------ Name/Title

**Computational Note: Based upon 17,529,229 shares of Allegiant Bancorp, Inc. common stock $0.01 par value, outstanding as of December 31, 2003 and 0 shares subject to stock options held by Mr. Felman that were exercisable by Mr. Felman as of December 31, 2003 or within 60 days thereafter.